EXHIBIT 10.1

THIRD AMENDMENT TO LEASE AGREEMENT

This THIRD AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made and entered into as of September 5, 2012, by and between G&I VII SOUTHPOINT I AND II LLC, a Delaware limited liability company (“Landlord”), and AF SERVICES, LLC, a Delaware limited liability company (“Tenant”).

BACKGROUND:

A.                                   On October 2, 2003, Landlord’s predecessor in interest (“Original Landlord”) and Tenant entered into a Lease Agreement (the “Original Lease”) for approximately 212,000 square feet (the “Property”) in the “Building” (herein so called) known by street address as 4715 East Shelby Drive, Memphis, Tennessee 38118, being a part of the project commonly known as Southpoint Commercial Park (“Project”).

B.                                     Original Landlord and Tenant amended the Original Lease pursuant to Renewal Letters, the first of which was undated (the “First Letter”) and the second dated September 17, 2009 (the “Second Letter”).  The Original Lease, as so amended, is the “Lease”.

C.                                     Landlord purchased the Project and succeeded to the interest of Original Landlord under the Lease.

D.                                    Landlord and Tenant desire to amend the Lease to, among other things, extend the Lease Term.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.                                       Capitalized Terms.  All capitalized terms which are not otherwise defined herein shall have the meaning set forth in the Lease, as amended hereby.  “Laws” means all federal, state, and local laws, ordinances, rules and regulations, all court orders, governmental directives, and governmental orders, and all interpretations of the foregoing, and all restrictive covenants affecting the Lease or the Project, and “Law” means any of the foregoing.

2.                                       Renewal.  The Lease Term is extended to expire on May 31, 2016 (the “Expiration Date”).

3.                                       Base Rent.  From June 1, 2012 (the “Effective Date”), through the Expiration Date, the monthly Base Rent payable under the Lease is as follows:

Months	Monthly Base Rent
6/1/12 – 2/28/13	$41,516.67
3/1/13 – 5/31/13	$0.00
6/1/13 – 2/28/14	$41,516.67
3/1/14 – 2/28/15	$42,400.00
3/1/15 – 2/29/16	$43,283.33
3/1/16 – 5/31/16	$44,166.37

Tenant shall continue to pay all other amounts payable under the Lease.

4.                                       Acceptance of Property. Tenant accepts the Property in its “AS-IS” condition, and Landlord shall have no obligation to improve, repair, restore or refurbish the Property except as otherwise specifically provided in this Amendment.

5.                                       Finish-Out of Property.  Landlord agrees to provide Tenant with a finish-out allowance of $40,000.00 for costs incurred in connection with renovations to the Property. The Work will be performed and the Construction Allowance applied in accordance with Attachment A attached to this Amendment.

6.                                       Late Charge.  The third sentence of Section 4.06 of the Lease is deleted and the following substituted therefor:

Therefore, if Landlord does not receive any rent payment after it becomes due, Tenant shall pay to Landlord a late charge equal to three percent (3%) of the overdue amount.  Landlord agrees to waive the late charge in connection with the first delinquent payment by Tenant in any 12-month period, provided Tenant makes such payment in full within ten (10) days after written notice from Landlord.

7.                                       Option to Purchase.  Section 2 of the Addendum to Lease Agreement to the Lease (the “Addendum”) is deleted in its entirety.

8.                                       Option to Extend Term.

a.                                       Section 3 of the Addendum is deleted in its entirety.

b.                                      Contingent upon Tenant satisfying the following conditions, Tenant is granted an option to extend the Lease Term, as extended by this Amendment through May 31, 2016 (the “Primary Term”), for three (3) additional periods of thirty-six (36) months each (the “1st Extension Term”, “2nd Extension Term”, and “3rd Extension Term”; each, an “Extension Term”), said conditions being that:

(1)                                  Tenant shall not be in default under the terms and conditions of the Lease beyond any applicable grace or cure period as of the date Tenant exercises the applicable option to extend the Lease Term, nor as of the date of the applicable Extension Term;

(2)                                  Except as provided in Section 9.02 of the Lease, Tenant shall not have assigned the Lease or any interest therein or sublet (or otherwise permitted occupancy by any third party of) all or any portion of the Property (any such assignment, subletting, or occupancy being subject to the provisions of Article Nine of the Lease), regardless of whether any such assignment, sublease, or occupancy is then still in effect and regardless of whether Landlord shall have consented to any such assignment, subletting, or occupancy; and

(3)                                  Tenant shall have given notice to Landlord not less than 180 days, nor more than 270 days, prior to the then-expiration of the Lease Term.

c.                                       Time is of the essence in the exercise of the extension options set forth in this Section 13 and should Tenant fail to exercise said options, said options shall lapse and be of no further force and effect.  Tenant further acknowledges that a failure to timely exercise the option for any Extension Term as provided herein will render any subsequent Extension Term null and void.

d.                                      If Tenant effectively exercises the option(s) herein granted, then all of the terms and provisions of the Lease as applicable during the Primary Term shall likewise be applicable during the Extension Terms, except:

(1)                                  Tenant shall have no further right to renew or extend the Lease Term after the expiration or earlier termination of the 3rd Extension Term; and

(2)                                  The Base Rent which shall be due and payable each month during each Extension Term at the same time and place, and in the same manner, as set forth in Section 3.01 of the Lease (relative to payment of Base Rent during the Primary Term), shall be at the “Prevailing Rate”, which is defined as the rate for comparable space in third party arm’s length transactions for similar buildings in the immediate area (including but not limited to the Project) (taking into account any concessions, credits, or construction allowances granted) on (i) new leases entered into within the twelve (12) month period preceding the then-expiration of the Lease Term, and (ii) extensions of lease agreements which were extended during the twelve (12) month period preceding the then-expiration of the Lease Term where there was no renewal option at a fixed rental rate or a specific formula applicable for such extension.

e.                                       Within thirty (30) days after the date Tenant exercises any extension option, Landlord shall advise Tenant in writing as to the proposed Prevailing Rate which shall be applicable during the applicable Extension Term.

f.                                         If Tenant rejects Landlord’s determination of the Prevailing Rate and timely notifies Landlord thereof, Landlord and Tenant shall use commercially reasonable efforts to reach agreement as to the Prevailing Rate.  If within forty-five (45) days following Landlord’s notice to Tenant of the Prevailing Rate for the applicable Extension Term, Landlord and Tenant have not agreed in writing on the Base Rent payable during the such Extension Term, then the determination of the Prevailing Rate shall be made by brokers.  In such event, within ten days thereafter, each party shall select a qualified commercial real estate broker with at least ten years’ experience in leasing property and buildings in the city or submarket in which the Premises are located.  The two brokers shall give their opinion of prevailing rental rates within 20 days after their retention.  In no event, however, shall the Base Rent in the renewal term be more than the amounts set forth in subsection (g) below.  In the event the opinions of the two brokers differ and, after good faith efforts over the succeeding 20-day period, they cannot mutually agree, the brokers shall immediately and jointly appoint a third broker with the qualifications specified above.  This third broker shall immediately (within five days) choose either the determination of Landlord’s broker or Tenant’s broker and such choice of this third broker shall be final and binding on Landlord and Tenant.  Each party shall pay its own costs for its real estate broker.  Following the determination of the Prevailing Rental Rate by the brokers, the parties shall equally share the costs of any third broker.  The parties shall immediately execute an amendment as set forth above.  If Tenant fails to timely notify Landlord in writing that Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate, time being of the essence with respect thereto, Tenant’s rights under this Exhibit shall terminate and Tenant shall have no right to renew this Lease.

g.                                      Notwithstanding anything to the contrary contained in Section 13(d) above, the Prevailing Rate shall not exceed the following amounts during the applicable Extension Term:

1st Extension Term

Period	Monthly Base Rent
6/1/16 – 5/31/17	$46,817.00
6/1/17 – 5/31/18	$47,700.00
6/1/18 – 5/31/19	$48,583.00

2nd Extension Term

Period	Monthly Base Rent
6/1/19 – 5/31/20	$50,350.00
6/1/20 – 5/31/21	$51,233.00
6/1/21 – 5/31/22	$52,117.00

3rd Extension Term

Period	Monthly Base Rent
6/1/22 – 5/31/23	$53,883.00
6/1/23 – 5/31/24	$54,767.00
6/1/24 – 5/31/25	$55,650.00

9.                                       Address for Landlord.  As of the date of this Amendment, all notices to be provided to Landlord under this Amendment shall be sent to the following addresses:

c/o CB Richard Ellis Memphis
2620 Thousand Oaks, Suite 4000
Memphis, Tennessee 38118

with copy to:

c/o DRA Advisors LLC
220 East 42nd Street (27th Floor)
New York, New York 10017
Attn:  Asset Management

10.                                 OFAC.  Each party represents and warrants that such party is currently in compliance with and shall at all times during the term of the Lease (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including, but not limited to, Executive Order 13224, dated September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or other governmental, regulatory, or administrative action relating thereto.

11.                                 Brokerage.  Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Amendment, other than CBRE, Inc., whose commission shall be paid by Landlord pursuant to a separate written agreement.  Tenant and Landlord shall each indemnify, defend and hold harmless the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

12.                                 Governing Law.  The Lease shall be governed by and construed in accordance with the laws of the state in which the Property is located.

13.                                 No Waiver.  Neither acceptance of rent (or any portion thereof) or any other sums payable by Landlord or Tenant hereunder (or any portion thereof) by Landlord or Tenant nor failure by Landlord or Tenant to complain of any action, non-action or default of the other shall constitute a waiver as to any breach of any covenant or condition of Tenant contained herein nor a waiver of the rights of any party hereunder.  Waiver of any default shall not constitute a waiver of any prior or subsequent default under the Lease.  No right, remedy, covenant, duty or obligation hereunder shall be deemed waived unless such waiver be in writing.

14.                                 No Offsets.  Tenant hereby represents to Landlord that to the best of Tenant’s knowledge, as of the date of this Amendment, Tenant has no defenses to or offsets against the full and timely payment and performance of each and every covenant and obligation required to be performed by Tenant under the terms of the Lease.

15.                                 Conflicts.  The terms of this Amendment prevail if there is a conflict with the terms of the Lease.

16.                                 Headings.  The headings or captions of the paragraphs in this Amendment are for convenience only and shall not act and shall not be implied to act to limit or expand the construction and intent of the contents of the respective paragraph.

17.                                 Binding Effect.  This Amendment is binding upon and shall inure to the benefit of the parties and their respective successors and assigns (but this reference to assigns shall not be deemed to act as a consent to an assignment by Tenant).

18.                                 Ratification.  The Lease, as amended and modified hereby, is ratified and confirmed by the parties as being in full force and effect.

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EXECUTED as of the date first above written.

LANDLORD:

G&I VII SOUTHPOINT I & II LLC,
a Delaware limited liability company

By:	/s/Brian T. Summers
Name:	Brian T. Summers
Title:	Vice President

TENANT:

AF SERVICES, LLC,
a Delaware limited liability company

By:	/s/ Simon Abuyounes
Name:	Simon Abuyounes
Title:	President

CONSENT OF GUARANTOR

By executing this Amendment, the undersigned Guarantor (i) consents to the provisions contained herein, (ii) ratifies and confirms the Guaranty executed by Guarantor for the benefit of Landlord, (iii) acknowledges that Tenant’s obligations under this Amendment shall be included as a part of the obligations guaranteed by Guarantor under such Guaranty, and (iv) acknowledges that Guarantor has no defenses, counterclaims, or rights of set-off related to the Guaranty and waives all claims, defenses and rights of set-off thereto that Guarantor may have against Landlord as of the date hereof (if any), whether known or unknown and whether arising under tort, contract, at law or in equity.

Executed as of                           , 2012.

PC MALL, INC., a Delaware corporation

By:	/s/Brandon LaVerne
Name:	Brandon LaVerne
Title:	CFO

ATTACHMENT A

TENANT FINISH-WORK: ALLOWANCE

(Tenant Performs the Work)

1.             Acceptance of Property.  Except as set forth in this Attachment A, Tenant accepts the Property in its “AS-IS” condition on the date that this Amendment is entered into.

2.             Scope of Work.  Tenant shall perform the following work in the Property (the “Work”):

(a)           Remodel both employee restrooms in the warehouse;

(b)           Remodel both employee restrooms in the office area;

(c)           Retro fit a tile walkway in the office carpet; and

(d)           Replace approximately 12, all or partial dock seals on the outside of the Building.

3.             Contractors; Performance of Work.  The Work shall be performed only by licensed contractors and subcontractors approved in writing by Landlord, which approval shall not be unreasonably withheld.  All contractors and subcontractors shall be required to procure and maintain insurance against such risks, in such amounts, and with such companies as Landlord may reasonably require.  Certificates of such insurance, with paid receipts therefor, must be received by Landlord before the Work is commenced.  The Work shall be performed in a good and workmanlike manner free of defects and shall be performed in such a manner and at such times as and not to unreasonably interfere with or delay Landlord’s other contractors, the operation of the Building, and the occupancy thereof by other tenants.  All contractors and subcontractors shall contact Landlord and schedule time periods during which they may use Building facilities in connection with the Work (e.g., elevators, excess electricity, etc.).

4.             Change Orders.  Tenant may initiate changes in the Work.  Each such change must receive the prior written approval of Landlord, such approval not to be unreasonably withheld or delayed; however, if such requested change would adversely affect (in the reasonable discretion of Landlord) (a) the Building’s structure or the Building’s systems (including the Building’s restrooms or mechanical rooms), (b) the exterior appearance of the Building, or (c) the appearance of the Common Areas, Landlord may withhold its consent in its sole and absolute discretion.

5.             Definitions.  As used herein “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean the Work in the Property is substantially completed (as reasonably determined by Landlord) in accordance with the Working Drawings.  Substantial Completion shall have occurred even though minor details of construction, decoration, landscaping and mechanical adjustments remain to be completed.

6.             Walk-Through; Punchlist.  When Tenant considers the Work in the Property to be Substantially Completed, Tenant will notify Landlord and within three business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Property and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Work.  Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on punchlist items.  Tenant shall use reasonable efforts to cause the contractor performing the Work to complete all punchlist items within 30 days after agreement thereon.

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7.             Excess Costs.  The entire cost of performing the Work (including costs of construction labor and materials, electrical usage during construction, additional janitorial services, general tenant signage, related taxes and insurance costs, licenses, permits, certifications, surveys and other approvals required by Law, all of which costs are herein collectively called the “Total Construction Costs”) in excess of the Construction Allowance (hereinafter defined) shall be paid by Tenant.  Upon the selection of a contractor, Tenant shall promptly execute a work order agreement which itemizes the Total Construction Costs and sets forth the Construction Allowance.

8.             Construction Allowance.  Landlord shall provide to Tenant a construction allowance not to exceed $40,000.00 (the “Construction Allowance”) to be applied toward the Total Construction Costs, as adjusted for any changes to the Work.  No advance of the Construction Allowance shall be made by Landlord until Tenant has first paid to the contractor from its own funds (and provided reasonable evidence thereof to Landlord) the anticipated amount by which the projected Total Construction Costs exceed the amount of the Construction Allowance.  Thereafter, Landlord shall pay to Tenant the Construction Allowance in multiple disbursements (but not more than once in any calendar month) following the receipt by Landlord of the following items:  (a) a request for payment and (b) final or partial lien waivers, as the case may be, from all persons performing work or supplying or fabricating materials for the Work, fully executed, acknowledged and in recordable form (collectively, a “Completed Application for Payment”).  Landlord shall pay the amount requested in the applicable Completed Application for Payment to Tenant within 30 days following Tenant’s submission of the Completed Application for Payment.  If, however, the Completed Application for Payment is incomplete or incorrect, Landlord’s payment of such request shall be deferred until 30 days following Landlord’s receipt of the Completed Application for Payment.  Notwithstanding anything to the contrary contained in this Attachment A, Landlord shall not be obligated to make any disbursement of the Construction Allowance during the pendency of any of the following: (A) Landlord has received written notice of any unpaid claims relating to any portion of the Work or materials in connection therewith, other than claims which will be paid in full from such disbursement, (B) there is an unbonded lien outstanding against the Building or the Property or Tenant’s interest therein by reason of work done, or claimed to have been done, or materials supplied or specifically fabricated, claimed to have been supplied or specifically fabricated, to or for Tenant or the Property, (C) the conditions to the advance of the Construction Allowance are not satisfied, or (D) an Event of Default by Tenant exists The Construction Allowance must be used (that is, the Work must be fully complete and the Construction Allowance disbursed) on or before December 31, 2012, or shall be deemed forfeited with no further obligation by Landlord with respect thereto, time being of the essence with respect thereto.

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9.             Construction Representatives.  Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord’s Representative:
c/o

Telephone: - -
Telecopy: - -

Tenant’s Representative:
c/o

Telephone: - -
Telecopy: - -

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